Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Calvert SAGE Fund:

We consent to the use of our report, incorporated herein by reference, dated November 28, 2011, with respect to the financial statements of the Calvert Large Cap Value Fund, a series of the Calvert SAGE Fund, as of September 30, 2011, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 30, 2012